Exhibit 99.1

QUARTERLY REPORT September 2022 1 Highlights FINANCIAL AND CORPORATE ➢ Record YTD results & strong liquidity allow for declaration of $2 25 million (US 13. 4 cents per CDI) S pecial D ividend and Senior Secured Notes purchase offer of $ 200 million .. Dividend payment date to be 12 December 2022 (AEST). ➢ Record YTD 2022 Group Revenue of $ 2,854 million, up 10 7. 8 % on YTD 2021 Group Revenue of $1,374 million .. ➢ September quarter Group Revenue of $875 million, down 15 ..3 % on the prior record June quarter due to lower pricing. ➢ Closing Cash of $ 69 9 million and Net Cash of $ 386 million at 30 September 2022. ➢ YTD 2022 Group Capital Expenditure was $ 14 0 million. ➢ YTD 2022 Group Average Mining C ost s P er T onne S old were $ 87. 6 per tonne, principally impacted by continued higher inflationary pressures and wet weather impacts to production at Curragh .. SAFETY A ND PRODUCTION ➢ Australia TRIFR of 4. 15 and U.S. TRIR of 2.0 8 as of 3 0 September 2022 , both regions below industry averages. ➢ Group ROM production for the September quarter was 6.4 Mt, up 16.5 % on the June quarter .. ➢ Group Saleable production for the September quarter was 4.1 Mt, up 26.4 % on the June quarter. ➢ Commenced mining operations at the newly constructed Winifrede mine at Logan. ➢ Successfully completed 143 hectares of rehabilitation works at Curragh .. COAL SALES ➢ Group Sales volumes for the September quarter were 4 .. 1 Mt, up 4.8% compared to the June quarter. ➢ September quarter Group Realised Price Per Tonne of Met Coal Sold of $253.0 per tonne (mix of FOR / FOB / Domestic pricing), down 21.2% compared to the record June quarter. ➢ North American annual contract negot iations for FY 2023 are largely complete. Coronado anticipates a volume weighted average price across all grades of Met Coal (inclusive of Thermal switching) of approx. $ 20 1 per metric tonne (FOR), reflecting a price that is $1 4 per metric tonne higher than average prices contracted in FY 2022 .. These fixed price Met and Thermal tonnage contracts currently cover approx. 40% o f anticipated U.S. production and approx. 90 % of anticipated U.S. mine cash costs and royalties in FY2023 .. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high - quality Met Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel - based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Met Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities i n which we operate. The management team has extensive global experience with blue - chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational exp erience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018 .. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited .. Coronado will release its Quarterly Report on Form 10 - Q for the period ended 30 September 2022 with the ASX and SEC on 9 November 2022 (AEST).

Message from the CEO Gerry Spindler, Chief Executive Officer 2 During the September quarter, Coronado continued to deliver on its capital management strategy. We continued to manage a strong balance sheet with improved liquidity; we delivered further s h areholder returns via dividends; we delivered improved production and sales volumes over the prior June quarter; and also continued to pursue our capital investment plans in both the U.S. and Australia. Today I am pleased to report that Coronado declares a third quarter special dividend to Shareholders of US $0.134212 per CDI, totalling $225 million. In conjunction with this special dividend, Coronado also makes a Senior Secured Notes purchase off er up to the value of $200 million. Today’s declaration aligns with our existing policy of distributing between 60% - 100% of free cashflow, and we do so while expecting to remain in a Net Cash position post payment. During the quarter , due to forces outside of our control , our operations have been impacted by unseasonal wet weather and global economic circumstances that are driving higher inflation across the globe. These events have contributed to our lower production levels and higher mining costs year - to - date. While we accept that the La Nina weather patterns in Queensland and global inflationary impacts will dissipate in time, today we revise our FY 2022 production and cost guidance. As we enter the fourth quarter, I remain extremely confident in our ability to address these challenges due to our strong balance sheet and capital investment plans which have us well positioned to continue to enhance value for our organisation .. Q 3 2022 Operational Overview As of 30 September 2022, our Australian TRIFR was 4. 15 and our US TRIR was 2.0 8 , both aligned with rates at the end of June 2022. On a consolidated basis, the Group’s TRIR stands at 1.31, compared to a rate of 1.47 as of 30 September 2021. This reflects a 1 1 % year - on - year improvement. The health and safety of our workforce remains our #1 priority and we continue to advance several initiatives to improve our safety rates. Coronado completed the third quarter with Group ROM coal production of 6.4 Mt ( up 16.5%), saleable production of 4.1 Mt ( up 26.4%) and sales volumes of 4.1 Mt ( up 4.8%) compared to the June quarter. Our U.S. operations delivered their best quarterly production and sales volumes this year. At our Buchanan mine, prior quarter geological issues from a rock intrusion are now behind us. At Logan, we have commenced mining operations in our new Winifrede m ine and production rates have normalised with improved labour availability. Capital investment plans are also progressing well underpinning the growth potential of our U.S. business. Despite the significantly improved production levels quarter - on - quarter, elevated rainfall levels in the Bowen Basin continued during the September quarter and impacted production at Curragh .. The town of Blackwater, the nearest town to Curragh, received 1 78 mm of rain in the quarter, representing nearly 3 - times the 10 - year rainfall average for the area. The consistent rain since April has been a key contributor to the lower production volumes year - to - date .. However, d espite the weather impacts, quarter - on - quarter Curragh achieved higher ROM coal production (up 29%), higher saleable production (up 31%), higher sales volumes (up 4%), higher closing coal stockpiled (up 14%), higher waste movement ( up 2%), higher CHPP feed rates and availability (up 12%), higher dragline utilisation (up 13%), and higher operating time from the recently converted four contractor fleets to Coronado operator model (up 8%). Balance Sheet and Liquidity Coronado reports quarterly and year - to - date revenue of $ 8 7 5 million and $ 2,854 million respectively. Y ear - to - date revenues are up 1 08 % compared to the prior year and reflect the significant improvement in Met C oal markets over the last 18 months .. Met C oal sales in the September quarter make up 9 6 % of total coal revenues reinforcing our position as the world’s le ading pure - play Met C oal producer .. Coronado ended the quarter with Net Cash of $386 million and Available Liquidity of $ 79 9 million. Metallurgical Coal Markets Coronado’s North American annual contract negotiations for FY 2023 are largely complete. Coronado anticipates a volume weighted average price across all grades of Met Coal (inclusive of Thermal switching) of approx. $ 20 1 per metr ic tonne (FOR), reflecting a price that is $1 4 per metric tonne higher than average prices contracted in FY 2022. These fixed price Met and Thermal tonnage contracts cover approx. 40% of anticipated U.S. production and approx. 90% of anticipated U.S. mine cash costs and royalties in FY2023. In the September quarter, t he average PLV HCC FOB AUS price index decreased 46% over the prior quarter with Met Coal prices impacted negatively by a slower global growth outlook, higher inflation, a nd a continuation of the COVID - 19 lockdowns in China. Met Coal prices have recently improved supported by supply concerns from Australia and Canada and high T hermal coal prices continu ing to support Met Coal crossover tonnes into the T hermal market. Coronado has continued to take advantage of this price arbitrage with planned sales of approx. 410 Kt into the T hermal market in Q4 2022 .. For the rest of 2022, Coronado anticipates Met Coal prices to remain above historical averages due to the ongoing trade constraints for Russian coal and elevated T hermal coal demand and prices. Coronado remains well positio ned to take advantage of the current price arbitrage noted in the markets to maximise price realisations.

3 Production and Sales Quarterly Production and Sales Performance Summary Information (unaudited) Sep Q22 Jun Q2 2 Change Sep 2022 YTD Sep 202 1 YTD Change ROM Production Mt 6.4 5.5 16.5% 18.6 20.0 ( 6.9%) Australia Mt 3.0 2.3 28.6% 8 ..8 10.3 ( 14.5%) USA Mt 3. 4 3.2 7.7% 9.9 9.7 1.2 % Saleable Production Mt 4.1 3.3 2 6.4% 11.6 13.3 (1 0.6%) Australia Mt 2.5 1.9 31. 2% 7.0 8.5 ( 14.8%) USA Mt 1. 7 1.4 2 0.0% 4.7 4.8 ( 3.3%) % Met Coal % 78.6% 83.1% ( 4. 5% ) 79.8% 81.7% ( 1.9%) Sales Volumes Mt 4.1 3.9 4.8% 12.4 13.5 ( 8 ..0%) Australia Mt 2. 4 2.3 4.2% 7.5 8.5 (11. 6%) USA Mt 1. 7 1.6 5 ..8% 4.9 4.9 (1.8% ) Sales Mix Met Coal % 79.5% 78.9% 0.6% 7 8.4% 82.2% ( 3.8%) Thermal Coal % 2 0.5% 21.1% ( 0.6%) 2 1.6% 17.8% 3.8 % Export Sales % 66. 8% 66.9% ( 0 ..1%) 67. 2% 76.0% (8. 8%) Domestic Sales % 33. 2% 33.1% 0 ..1% 32. 8% 24.0% 8. 8 % AU - Realised Met Price (FOB) US$/t 313.0 357.4 (12.4% ) 32 3.9 117.0 176.8 % PLV HCC FOB AUS Index Pri ce US$/t 249. 8 445.5 ( 43.9%) 392.5 177.0 121.7% % of PLV HCC FOB AUS Index % 125.3% 80.2% 45 .. 1% 82.5% 66.1% 16.4 % US - Realised Met Price (FOR) US$/t 191.6 286.2 ( 3 3 ..1% ) 2 32.4 111.5 1 08.4% % of PLV HCC FOB AUS Index % 76.7% 64.2% 1 2.5% 5 9.2% 63.0% ( 3.8%) Group - Realised Met Price (combination of FOB / FOR) US$/t 253.0 321.2 ( 2 1 .. 2% ) 2 79.4 114.6 1 43.8% % of PLV HCC FOB AUS Index % 101.3% 72.1% 29.2% 71.2% 64.7% 6.5 % Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. ROM coal production for the Group in the September quarter was 6.4 Mt , 1 6 .. 5 % higher than the June quarter. Saleable production for the Group in the September quarter of 4.1 Mt was 2 6.4 % higher compared to the June quarter. Saleable production from the U.S. operations of 1.7 Mt was 20.0% higher compared to the June quarter and reflects the U.S. operations best production quarter this year. The production impacts from the rock intrusion experienced at the Buchanan mine in Apr il are now behind us. Operations at the new Winifrede mine commenced during the quarter at the Logan complex. Operational performance at Logan is now at more normalised levels as labour availability improves. Saleable production from the Australian operations of 2.5 Mt was 31.2% higher compared to the June quarter. This significant increase reflects the return on investment made in the first of half of the year, and in part, marginally improved weather conditions quarter - on - quarter. The t ransition of four fleets at Curragh North to a Coronado operator model is complete .. S ustained performance improvement from these fleets were a major contributor to the quarter’s improvement. Despite the impacts of the Bowen Basin rain events, YTD Curragh h as executed its capital investment s in the mine plan , specifically investments targeting dragline performance and waste movement, which have translated to improved performance per the expectations of the ‘One Curragh Plan’. YTD waste movement is broadly a ligned with the same period in the prior year despite the above average rain fall (September 2022 YTD: 134.5 Mbcms vs September 2021 YTD: 138.4 Mbcms). Furthermore, in the September quarter the planned high - wall mining operations commenced at Curragh North to liberate restricted coal under the over land conveyor. While production improvement s quarter - on - quarter are evident , the rain events in the Bowen Basin continued in the September quarter which did further hinder coal production levels. The town of Bla ckwater, the nearest town to Curragh, received 178mm of rain in the quarter (June Quarter: 213mm), representing rainfall nearly 3 times the 10 - year rainfall average for the area. The consistent rain this year has been a key contributor to the lower produc tion volumes and higher mining costs per tonne.

4 September quarter sales volumes for the Group were 4.1 Mt, 4.8 % higher than the June quarter. Sales from the U.S. were 1. 7 Mt, up 5 ..8% on the prior quarter and sales from Curragh of 2. 4 Mt were 4.2 % higher than the prior quarter. The Group R ealised Price Per Tonne of Met Coal Sold for the September quarter (mixture of FOB / FOR / Domestic pricing) was $ 253.0 per tonne, a de crease of 2 1.2 % from the June quarter. Australia’s R ealised Price Per Tonne of Met Coal Sold was $ 313.0 per tonne (FOB) for the September quarter, a decrease of 12.4 % compared to the previous record June quarter. Similarly, the U.S. operations achieved a Realised Price Per Tonne of Met Coal Sold for the September q uarter of $ 191.6 per tonne (mixture FOR / Domestic fixed) that was 33.1 % lower than the prior record June quarter. Realised price decreases across the range of Coronado products were directly related to the fall in the Australian and U.S. Met coal indices during the quarter .. Source: S&P Global Platts 31 December 2019 to 21 October 2022. As a percentage of total sales for the September quarter, export sales of 66.8% were aligned with the previous quarter .. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the September quarter was 9 5.8%. 285.00 299.00 307.00 388.70 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD Price per Metric Tonne Metallurgical Coal Price Indices (US$/t) PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China NEWC Thermal Long Term Historical Average Met Price $185/t 67% 15% 19% Q3 FY22 Sales Volume Mix Export US Domestic AUS Domestic 96% 4% Q3 FY22 Revenue Mix Metallurgical Coal Thermal Coal

5 Financial and Corporate YTD 2022 G roup revenues were at record levels of $ 2,854.5 million and reflect a 1 07. 8 % increase over YTD 2021 G roup revenues of $ 1,374.0 million. September quarter revenue was $ 874.7 million , down 15.3 % compared to the record prior June quarter. YTD 2022 Average M ining C ost s P er T onne S old for the Group was $ 8 7. 6 per tonne. Higher mining costs per tonne are attributable to continued inflationary pressures, wet weather events resulting in lost production at Curragh, and the completion of planned major maintenance activities at Buchanan and Curragh in the first half of the year .. YTD 2022 C apital E xpenditure of $ 14 0.0 million was up 10 0.3 % on YTD 202 1 ($ 69.9 million). As previously guided, FY22 C apital E xpenditure is expected to be higher than 2021, as the Group invest s in capital works while pricing remains elevated to increase production rates from the Australia n and U.S. operating segments .. On 20 September 2022, Coronado completed the payment to Shareholders of the US 7.5 cents per CDI unfranked half year ordinary dividend. The dividends totalling $ 12 5 ..4 million were paid to S hareholders from available cash and in accordance with Coronado’s distributions policy .. Strong cash flow generation in the September quarter saw Coronado maintain a strong Balance Sheet and healthy liquidity. A s of 3 0 September 2022, the Company’s Net Cash position was $ 385.7 million, consisting of a closing cash balance (excluding restricted cash) of $ 698. 4 million and $ 312.7 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado has Available Liquidity of $ 798.4 million as of 3 0 September 2022, comprising cash and cash equivalents (excluding restricted cash) and undrawn available borrowings und er our senior secured asset - based revolving credit facility dated 12 May 2021 .. Subsequent to the end of the quarter, Coronado confirm ed that it is in confidential discussions with Peabody Energy Corporation (NYSE : BTU) regarding a potential combination transaction. However, as no transaction has been agreed and the discussions are ongoing, Coronado is not yet in a position to provide fu rther details. There is no certainty that the discussions will lead to a transaction. Coronado will keep the market informed in accordance with its continuous disclosure obligations. Coronado will release its third quarter and YTD 2022 financial results (FORM 10 - Q) to the market on 9 November 2022 (AEST). Special Dividend and Senior Secured Notes Purchase Offer On 3 0 October 2022, the Directors of Coronado declared an unfranked S pecial D ividend of US 13.4212 cents per CDI, equating to $225 million. CDI’s will be quoted ex - dividend on 18 November 2022 (AEST). The S pecial D ividend will have a record date of 21 November 2022 (AEST) and be payable on 12 December 2022 (AEST). In conjunction with the Special Dividend declaration, Coronado has commenced an offer to purchase for cash up to $200 million aggregate principal amount of its 10.750% Senior Secured Notes (the “Notes”) due 2026. The offer is being m ade at a purchase pric e equal to 104% of the aggregate principal amount thereof, plus accrued and unpaid interest up to, but excluding, the settlement date. The offer is made in accordance with the terms of the Indenture. The Notes purchase offer expires on 1 December 2022 ( N ew York City time ) and payment to Note holders who accept will occur on 5 December 2022 (New York City time) .. For further information relating to the Special Dividend and Notes purchase offer, please refer to separate announcements made to the ASX and SEC dated 3 0 October 2022 .. The distribution of up to $425 million by way of the Special Dividend and Notes purchase offer will be funded from available cash and in accordance with Coronado’s distributions policy .. After payment of the Special D ividend in December, Coronado will have returned $ 699 million in cash dividends to Shareholders in 2022.

6 Guidance Update Coronado provides the following update to guidance for FY2 022 : Revised FY22 Guidance FY22 Guidance (Advised July) Saleable Production (Mt) 16.9 – 17.1 18.0 – 19.0 (low - end) Average Mining Cost s P er Tonne Sold ($) 81.0 – 83.0 79.0 – 81.0 Cap ital Expenditure ($m) No change 170 – 190 (high - end) Saleable Production guidance for FY2022 is revised to 16.9 – 17.1 Mt due to the YTD impacts of wet weather at our Curragh operations. Rainfall totals between April – September for the town of Blackwater (nearest town to the Curragh mine) have totalled 391mm which is 3.3 times higher than the 10 - year average for the town (118mm) over that period. The revised guidance has been determined based on the impacts of wet weather YTD and our production plans for the fourth quarter and is subject to change based on rainfall levels between October and December .. The revised guidance incorporates fourth quarter production estimates for the Group of between 5.3 – 5.5 Mt, subject to weather and any other unforeseen events. Source: Australian Government Bureau of Meteorology Average Mining Cost per Tonne Sold guidance for FY2022 is revised to $ 81.0 - $8 3 ..0 due to unforeseen events outside of our control including persistently high g lobal inflationary pressures exceeding our estimates and YTD wet weather impacts and geological issues impacting production .. Inflation levels at 30 September 2022 in the U.S. remained elevated at 8.2 % and in Australia reached 7.3% .. Coronado anticipates that continued high inflation and production impacts from wet weather will be partly mitigated by lower FX and incremental productivity improvements as the year progresses .. The revised guidance estimates Average Mining Cost per Tonne Sold for the fourth quarter to be between $68.0 - $70.0 subject to the achievement of the production plan, inflation ra tes remaining stable and a fourth quarter FX assumption of $0.65 (AUD : USD). Coronado retains its Capital Expenditure guidance of $170 - $190 million (high – end). 38 69 3 40 164 9 76 34 69 0 50 100 150 200 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Blackwater (Curragh Mine) Average Rainfall (millimeters) 2020 2021 2022 10 year historic average

7 Sustainability At our Curragh Mine, significant progress on completing rehabilitation targets for 2022 has occurred. During the September quarter, the Curragh mine successfully rehabilitated 143 hectares (pictured below) of land with plans for further works as the year progresses. The Buchanan Ventilation Air Methane (VAM) abatement project on Vent Shaft 16 (pictured below) was officially commissioned on July 27 th .. The project utilizes the latest technology to convert fugitive methane gas emissions to carbon dioxide. It is envisaged that this project will reduce the Buchanan mines emissions intensity by 22.25 times and reduce tota l emissions from the mine by 61% by 2030. The initial performance from the VAM unit is encouraging with the project achieving 94% emission destruction efficiency. While Coronado is also investigating other projects to reduce its carbon footprint, if the VAM projections are achieved, this project alone will meet the Group’s 30% reduction target by 2030.

8 Operational Overview and Outlook Health and Safety The safety and well - being of our people continue to be Coronado’s number one priority. In Australia, the 12 - month rolling average Total Reportable Injury Frequency Rate (TRIFR) as of 3 0 September 2022 was 4. 15 , compared to 4.00 as of 3 0 September 2021 .. In the U.S., the 12 - month rolling average Total Reportable Incident Rate (TRIR) as of 3 0 September 2022 was 2.0 6 , compared to 2.54 as of 30 September 2021 The Group TRIR as of 30 September was 1.31, compared to 1.47 as of 30 September 2021, reflecting a n 1 1% year - on - year improvement. Reportable rates in Australia and the U.S. remain below the relevant industry averages. New and revised heal th and safety initiatives continue to be implemented across Cor onado operations quarterly .. In Australia, Curragh has rolled out ‘ Our Life - Saving Rules’ program, implemented upgrades to its safety health management system, increased training initiatives including FELT leadership and continue to focus on hazard identification and mitigation plans .. In the U.S., we continued to focus on training our existin g workforce and developing new miners. This has resulted in more than 58,000 - man hours YTD of discretionary training that has helped set solid expectations for new hires and articulate Coronado’s safety culture and focus. Australia (Curragh) ROM productio n for the September quarter was 3.0 Mt ( 28.6 % higher ), saleable production was 2.5 Mt ( 31.2 % higher ), and sales volume was 2. 4 Mt ( 4.2 % higher ) compared to the June quarter. The significant improvements quarter - on - quarter reflect the return on investment made in the first of half of the year from initiatives implemented under the ‘One Curragh Plan’, and in part, from lower rainfall in the September quarter. However despite the improved production and sales , the rain events in the Bowen Basin continued in the September quarter which did further hinder production levels. The town of Blackwater received 178mm of rain in the quarter (June Quarter: 213mm), representing rainfall nea rly 3 times the 10 - year rainfall average for the area. The above average rainfall t his year has been a key contributor to the lower production volumes and higher mining costs per tonne. While the rain has impacted coal production, YTD Curragh has successfully completed major planned maintenance activities on the CHPP and two Draglines; completed the conversion of four fleets to a Coronado operator model; commenced high - wall mining operati ons; and continued to focus on waste movement activities and its capital projects. In the September quarter, Curragh ’s Realised Price Per Tonne of Met Coal Sold was $ 313.0 per tonne (FOB), 1 2.4 % lower than the prior record June quarter .. Curragh seaborne contracts are traditionally negotiated every quarter relative to the average prior three - month index. As a result of these contract terms and the benchmark index price falling as low as $188.0/t in early August, Curragh has a Met price realisation of 125. 3% in the September quarter. Curragh’s focus for the fourth quarter is to drive operational performance to the mine plan and execute higher production levels, subject to weather. The conversion of four contractor fleets to a Coronado operat ing model is n ow complete and operating efficiencies are being realised. Investments in box - cuts this year will continue to enable higher Dragline utilisation and improved strike length .. Box - cut investment in new mining areas is also progressing and will ul timately decrease congestion in existing pits allowing improved productivities to flow and underpin higher CHPP utilisation .. United States (Buchanan and Logan ) ROM production for the September quarter was 3.4 Mt ( 7.7 % higher ), saleable production was 1. 7 Mt ( 20.0 % higher ), and sales volume was 1. 7 Mt ( 5.8 % higher) compared to the June quarter. September quarter p roduction and sales volumes for the U.S. business were the highest this year with the prior period impacts from the rock intrusion at Buchanan now behind us. Production levels were higher despite storms early in the quarter which resulted in some downtime to operations. In the September quarter, the U.S. Realised Price Per Tonne of Met Coal Sold was $ 191.6 per tonne , down 33.1% to the prior record June quarter .. YTD 2022 U.S. Realised Price Per Tonne of Met Coal Sold was $232.4/t, up 108.4% compared to the prior year. U.S. price realisations reflect expor t tonnages being sold mostly on a n FOR basis and one - third of production sold under annual domestic contracts at an average price of $187 per tonne. The focus for the U.S. operations entering the fourth quarter is to continue to optimise production leve ls to meet the demand for U.S. sourced coal, particularly in China and Europe. Compared to other Met Coal producers, Coronado maintains a competitive advantage given its geographical diversification and ability to access the Chinese market , plus the unique ability to take advantage of the existing Met and Thermal coal price disparit y and switch tonnes into the Thermal export market (primarily to Europe) to generate higher margins when it makes sense to do so. The Greenbrier mine remains idle and held for sale. Negotiations with various third parties for the sale of the mine continue ..

Coal Market Outlook

The benchmark PLV HCC FOB AUS average index price for the September quarter was $250 per tonne (June Quarter: $445 per tonne), while the benchmark LV HCC FOB USEC average index price for the September quarter was $259 per tonne (June Quarter: $431 per tonne).

The short-term global economic environment and steel demand outlook remains subdued driven by the conflict in Ukraine, the resulting energy crisis in Europe and high inflation rates. This continues to be offset by a combination of low spot Met Coal supply availability and Met Coal crossover trades into the Thermal market which has seen price support and stability return to the benchmark PLV HCC FOB AUS which was trading at $270 per tonne on 30 September.

Coronado's North American annual contract negotiations for FY 2023 are largely complete. Coronado anticipates a volume weighted average price across all grades of Met Coal (inclusive of Thermal switching) of approx. $201 per metric tonne (FOR), reflecting a price that is $14 per metric tonne higher than prices contracted in FY 2022. These fixed price Met and Thermal tonnage contracts currently cover approx. 40% of anticipated U.S. production and approx. 90% of anticipated U.S. mine cash costs and royalties in FY2023.

Coronado Met Coal remains in high demand. Our high-quality products and unique geographical diversification allow us to switch products into different geographical markets or market segments that provide the highest return. For example, moving U.S. production from China to Europe, or high-volatile coking coals marketed as Thermal coals, to take advantage of current unique market fundamentals created by the trade restrictions on Russian coal.

For the remainder of 2022 and into 2023, Coronado expects Met Coal prices to remain elevated as more Met tonnes are switched into the Thermal market given the high demand for energy as winter approaches in the northern hemisphere, continued supply disruption from Australia due to weather, and the ongoing trade-flow impacts from Russian sanctions.

Exploration & Development

During the September quarter at our U.S. operations, Coronado commenced mining at the new Winifrede Met coal underground mine, which is part of the Logan Mine Complex, and continued capital works at its Buchanan mine to expand its raw coal storage space and initiation of the construction of the second set of skips. Growth plans at our U.S. operations to produce 6.9 Mt by 2025 remain on target.

Consultation and engagement with communities and state and local governments on our U.S. expansion plans is proceeding well. Coronado has recently worked with local County's and the Governor of Virginia, Mr. Glenn Youngkin, to secure grants and incentives to progress our Buchanan expansion plans.

Coronado continues to pursue plans and strategies to develop a new underground Met Coal mine in southwest Pennsylvania. Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. It is envisaged that this project will create a significant number of new permanent jobs in the region, have a minimal footprint of surface facilities, and supply high quality Met Coal to U.S. customers for the manufacture of steel. Permitting plans on this project are continuing.

Capital plans at the Curragh mine continue in accordance with existing expansion plans to reach 13.5 Mtpa by 2025. Planned growth activities continued with the completion of the Curragh North underground pre-feasibility study and the Z Pit expansion study. These results are under review and are showing positive results.

Additionally, a project at Curragh targeting the capture and use of coal seam methane as a diesel substitute project commenced in the quarter. Drill contractors are mobilising to site to commence a drilling program in the fourth quarter. This project forms part of Coronado's strategy to reduce emissions from open cut mining operations.

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information, please contact:

Corporate
Andrew Mooney
P +61 458 666 639
E amooney@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P +61 411 756 248
E hmccombie@citadelmagnus.com

10 APPENDIX Cautionary Notice Regarding Forward - Looking Statements This report contains forward - looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance a nd condition. Forward - looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainti es. Forward - looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the futur e are forward - looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward - looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward - looking statement, except as required by law. By their nature, forward - lo oking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward - looking statements. Factors that might cause such differences include, but are not limited to, a variety of eco nomic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10 - K filed with the ASX and SEC on 23 February 2022 (AEST), as well as additional factors we may describe from time t o time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com .. You should understand that it is not possible to predict or identify all such factors an d, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Quarterly Production and Sales Performance by Mine Summary Information (unaudited) Sep Q22 Jun Q2 2 Change Sep 2022 YTD Sep 2021 YTD Change ROM Production Mt 6.4 5.5 16.5% 18.6 20.0 ( 6.9%) Curragh Mt 3.0 2.3 28.6% 8.8 10.3 ( 14.5%) Buchanan Mt 2.0 1.6 2 5. 3% 5.4 5.4 ( 0.4%) Logan Mt 1.4 1.6 (10.4%) 4.5 4.4 3.1 % Greenbrier Mt 0.0 0.0 0.0% 0.0 0.0 0.0% Saleable Production Mt 4.1 3.3 2 6.4% 11.6 13.3 (1 0.6%) Curragh Mt 2.5 1.9 31. 2% 7.0 8.5 ( 14.8%) Buchanan Mt 1.2 0.9 3 4.9% 3.1 3.3 ( 7.9%) Logan Mt 0.5 0.5 (3.9% ) 1. 6 1.5 7.3 % Greenbrier Mt 0.0 0.0 0.0% 0.0 0.0 0.0% Sales Volumes Mt 4.1 3.9 4.8% 12.4 13.5 ( 8 ..0%) Curragh Mt 2. 4 2.3 4.2% 7.5 8.5 (11. 6%) Buchanan Mt 1.1 1.1 3.4% 3.2 3.3 (2.1% ) Logan Mt 0.5 0.5 9.9% 1. 6 1.6 ( 0.5%) Greenbrier Mt 0.0 0.0 0.0% 0. 1 0.1 0.0% Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle and held for sale. YTD sales volumes relates to stockpile coal sales.

11 Reconciliation of Non - GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non - GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non - GAAP financial measures are used by the Company and investors to measure operating performance. Non - GAAP financial measures used i n this report include (i) Realised Price Per Tonne of Met Coal Sold , which we define as Met Coal revenues divided by metallurgical sales volume; (ii) A verage M ining C osts P er Tonne Sold , which we define as mining costs divided by sales volumes ; and (iii) N et C ash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% senior secured notes due 2026. We evaluate our mining cost on a cost per metric tonne basis. Mining co sts is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and adminis trative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward - looking non - GAAP financial measures, including market guidance, to the most directly comparable GAA P financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting compara bility and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: For the nine months ended 3 0 September 2022 (In US$000, except for volume data, unaudited) Total Consolidated Total costs and expenses 1,909,21 2 Less: Selling, general and administrative expense (28,657) Less: Depreciation, depletion and amortization (126,901) Total operating costs 1,753,65 4 Less: Other royalties (299,711) Less: Stanwell rebate (124,160) Less: Freight expenses (189,316) Less: Other non - mining costs (94,9 40 ) Total mining costs 1,045,52 7 Sales Volume excluding non - produced coal (MMt) 11.9 Average M ining C osts P er T onne S old 87.6 A reconciliation of Net Cash is shown below for each of the periods presented in this report: 3 0 September 2022 (In US$000, except for volume data, unaudited) Total Consolidated Cash and restricted cash 698,647 Less: Restricted cash (251) Cash and cash equivalents (excluding restricted cash) 698,396 Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026 (31 2,741 ) Net Cash 385,655

12 A reconciliation of Realised P rice Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report: For the three months ended 30 June 2022 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 578,388 454,316 1,032,704 Less: Other revenues (10,042) (1,665) (11,707) Total coal revenues 568,346 452,651 1,020,997 Less: Thermal coal revenues (25,001) (1,793) (26,794) Met Coal revenues 543,345 450,858 994,203 Volume of Met Coal sold (Mt) 1.5 1.6 3.1 Realised Price Per Tonne of Met Coal Sold $357.4/t $286.2/t $321.2/t For the three months ended 3 0 September 2022 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 546,48 5 328,172 874,65 7 Less: Other revenues (9,229) (1,719) (10,948) Total coal revenues 537,25 6 326,453 863,7 09 Less: Thermal coal revenues (19,246) (16,844) (36,090) Met Coal revenues 518,01 0 309,609 827,6 19 Volume of Met Coal sold (Mt) 1.7 1.6 3.3 Realised Price Per Tonne of Met Coal Sold $ 313.0 /t $ 191.6 /t $ 253.0 /t For the nine months ended 3 0 September 2022 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 1,730,172 1,124,314 2,854,486 Less: Other revenues (28,271) (4,881) (33,152) Total coal revenues 1,701,901 1,119,433 2,821,334 Less: Thermal coal revenues (86,537) (21,247) (107,784) Met Coal revenues 1,615,364 1,098,186 2,713,550 Volume of Met Coal sold (Mt) 5.0 4.7 9.7 Realised Price Per Tonne of Met Coal Sold $ 323.9 /t $ 232.4 /t $ 279.4 /t For the nine months ended 30 September 202 1 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Total Revenues 832,098 541,860 1,373,958 Less: Other revenues 27,341 2,364 29,705 Total coal revenues 804,757 539,496 1,344,253 Less: Thermal coal revenues 70,614 5,479 76,093 Met Coal revenues 734,143 534,017 1,268,160 Volume of Met Coal sold (Mt) 6.3 4.8 11.1 Realised Price Per Tonne of Met Coal Sold $117.0/t $111.5/t $114.6/t

Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
IPO	Initial Public Offering
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Net Cash	Refer Non-GAAP Financial Measures section
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
Sales Volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S.)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 30 September 2022

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